EXHIBIT 21

BAIRNCO CORPORATION AND SUBSIDIARIES

Subsidiaries of Registrant

as of March 15, 2002

	Percentage	State/Country of
	Ownership	Incorporation

Arlon, Inc.	100%	Delaware
Kasco Corporation MII International, Inc. (1)	100% 100%	Delaware Delaware
Arlon Adhesives & Films, Inc. (1)	100%	Texas
Arlon Partners, Inc. (1)	100%	Delaware
Arlon Signtech, Ltd. (1)	100%	Texas
Arlon Viscor, Ltd. (1)	100%	Texas
Bertram & Graf GmbH (1)	100%	Germany
Atlantic Service Co. Ltd. (1)	100%	Canada
Atlantic Service Co. (UK) Ltd. (1)	100%	United Kingdom
EuroKasco S.A. (1)	100%	France

(1) Indirect wholly-owned subsidiary of Bairnco Corporation.